Exhibit (a)(5)

LVB ACQUISITION, INC.

AGREEMENT TO TERMS OF ELECTION

BY ELECTING TO PARTICIPATE IN THE OFFER, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR STOCK OPTIONS DATED JULY 2, 2012 (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “EXCHANGE OFFER”).

If you would like to participate in this Offer, please indicate your election by signing the Election Form and submitting it by mail or hand delivery to the Company as noted on the Election Form by no later than 6:00 p.m. Eastern Daylight Time (“EDT”) on July 30, 2012, unless we extend the Offer. You may withdraw this election by submitting a new properly completed Election Form prior to 6:00 p.m. EDT on the completion date, which will be July 30, 2012, unless we extend the Exchange Offer.

By electing to exchange my eligible options, I understand and agree to all of the following:

1.	I hereby agree to exchange my eligible options indicated on my Individual Exchange Schedule for new options indicated on my Individual Exchange Schedule on the terms set forth in the Exchange Offer, of which I hereby acknowledge receipt. Each eligible option indicated on the Individual Exchange Schedule will be cancelled on July 31, 2012 or, if the Offer is extended, on the first business day following the extended completion date. Any new options will be granted to me on July 31, 2012, in accordance with the terms of the Offer or, if the Offer is extended, on the completion date of the extended Offer will be made to me promptly after such date.

2.	The Offer is currently set to expire at 6:00 p.m. EDT on July 30, 2012, unless the Company, in its discretion, extends the period of time during which the Offer will remain open.

3.	If I cease to be an active employee of the Company or its subsidiaries before the expiration of the Offer, I will not receive any new options unless the Company has expressly consented to my participation in the Offer. Instead, I will keep my current eligible options and they will expire in accordance with their existing terms.

4.	Until 6:00 p.m. EDT on July 30, 2012, I will have the right to change the elections that I have made with respect to my eligible options that I elected to exchange or elected not to exchange. HOWEVER, AFTER 6:00 P.M. EDT ON July 30, 2012 I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election prior to the expiration of the Offer shall be binding. Until the offering period closes on 6:00 p.m. EDT on July 30, 2012, I may withdraw my tendered eligible options at any time.

5.	The tender of my eligible option grants will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by the Company of my eligible options pursuant to the Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

6.	I am the registered holder of the eligible options tendered hereby, and my name and other information appearing on the Election Form are true and correct. I hereby represent and warrant that I have full power and authority to elect to surrender the eligible options and that, when and to the extent such eligible options are accepted by the Company, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such eligible options will not be subject to any adverse claims. Without limiting the foregoing, I hereby represent and warrant that either I am not married, my spouse has no community or other marital property rights in the eligible stock options, or my spouse has consented to and agreed to be bound by the election form. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the eligible options I am electing to exchange.

7.	I understand that I am not required to tender my eligible options pursuant to the Offer, and I am aware that I may withdraw my election to surrender my eligible stock options, in the manner set forth in the Exchange Offer document.

8.	I understand that I may elect to surrender all, but not less than all, of my eligible options under the terms of the Exchange Offer.

9.	THE COMPANY AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OFFER CANNOT GIVE ME LEGAL, TAX OR INVESTMENT ADVICE WITH RESPECT TO THE OFFER AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL LEGAL COUNSEL, ACCOUNTANT, FINANCIAL, AND TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OFFER.

10.	Under certain circumstances set forth in the Exchange Offer, the Company may terminate or amend the Offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their existing terms and conditions.

11.	I understand that: (i) the value of any shares obtained upon vesting of the new options made pursuant to the Exchange Offer is an extraordinary item which is outside the scope of my employment contract, if any; (ii) the new options, and any shares acquired upon exercise thereof, are not part of normal or expected compensation for any purpose, including but not limited to purposes of calculating any severance, resignation, dismissal, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

12.	I understand that nothing in the Exchange Offer or related documents should be construed to confer upon me the right to remain an employee of the Company or its subsidiaries. The terms of my employment with the Company remain unchanged. I understand that the Company cannot guarantee or provide me with any assurance that I will not be subject to involuntary termination or that I will otherwise remain employed until the option grant date or thereafter.

13.	I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Exchange Offer resulting from termination of my employment with the Company or any of its subsidiaries (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim and any relief in connection therewith.

14.	Regardless of any action that the Company or its subsidiaries take with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax-related withholding related to the Exchange Offer and the new options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by the Company or its subsidiaries, if any. I further acknowledge that the Company and/or its subsidiaries (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Exchange Offer and the new options, including, but not limited to, the exchange of eligible options, grant, vesting of the new options, the issuance of shares of the Company common stock upon exercise of the new options, and the subsequent sale of shares acquired pursuant to such issuance; and (2) do not commit to and are under no obligation to structure the terms of the Exchange Offer or new options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the new options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize the Company and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of my new award agreement and the Incentive Plan.

15.	I hereby sell, assign and transfer to the Company all right, title and interest in and to all of the eligible options that I am surrendering for exchange as specified in my Individual Exchange Schedule.

16.	I agree to all of the terms and conditions of the Exchange Offer.

17.	I UNDERSTAND THAT IF I DO NOT SIGN AND RETURN THE ELECTION FORM, SUCH ELIGIBLE OPTIONS WILL NOT BE EXCHANGED.

I understand that none of the officers or employees of the Company, the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company is making any recommendation as to whether I should exchange or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I understand that the new options may decline in value. I further understand that past and current prices of the Company common stock may provide little or no basis for predicting what the price of the Company common stock will be in the event I elect to exchange my options in accordance with the terms of this offer or at any other time in the future.

This Agreement does not constitute the Offer. The full terms of the Offer are described in (1) the Exchange Offer; (2) the Election Form; (3) this Agreement to Terms of Election; (4) the Incentive Plan, the related form of Stock Option Grant Agreement and the Management Stockholders’ Agreement.